FILED

JAN 9 1987

JANE BURGIO
Secretary of State

CERTIFICATE OF ADOPTION OF RESTATED CERTIFICATE OF INCORPORATION OF OF VILLAGE SUPER MARKET, INC.

The undersigned, being of the age of eighteen years or older, having been duly elected as the President of Village Super Market, Inc. and acting pursuant to N.J.S.A. 14A:9-5(5), hereby certifies:

FIRST: The name of the Corporation filing this Certificate is:

VILLAGE SUPER MARKET, INC.

SECOND: The attached Restated Certificate of Incorporation of Village Super Market, Inc. was adopted by action of the shareholders on December 11, 1986.

THIRD: On December 11, 1986, there were outstanding shares of only one class of capital stock, the Corporation's Common Stock, $.50 par value. The number of shares of this class outstanding and entitled to vote thereon was 585,844 shares. The vote on the resolution was follows:

Number of shares voted FOR	Number of shares voted AGAINST	Number of shares voted ABSTAIN
480,086	0	0

FOURTH: An amendment to the Certificate of Incorporation made by such Restated Certificate of Incorporation is intended to provide for an exchange and reclassification of

issued shares. This shall take place as set forth in Article 3(d), Exchange of Shares. All of the Corporation's existing outstanding shares shall be redesignated as Class A Common Stock, no par value and the holder of each share shall be entitled to exchange for a 45-day period commencing with the filing of this Certificate one (1) share of Class A Common Stock or one (1) share of Class B Common Stock. At the end of the 45-day period, there will be a four (4) for one (1) stock split of all shares of Class A Common Stock and all shares of Class B Common Stock.

FIFTH: This Restated Certificate of Incorporation shall be effective upon the filing of this Certificate or January 14, 1987, whichever is later.

IN WITNESS WHEREOF, the undersigned has caused its authorized corporate officer to give this Certification as of this 11th day of December, 1986.

VILLAGE SUPER MARKET, INC.

By: Perry Sumas

Perry Sumas, President